10f-3 Report

SALOMON BROTHERS CAPITAL FUND INC.

"January 1, 2005 through June 30, 2005      "



Issuer

Assurant
Huntsman Corporation
Wright Express

Trade Date

1/20/2005
2/10/2005
2/15/2005

Selling Dealer

Morgan Stanley
CS First Boston
JP Morgan

Price

$30.60
$23.00
$18.00

Trade Amount

"$90,400.00 "
"$4,500.00 "
"$835,000.00 "

% Received by Fund

0.33%
0.01%
2.09%

% of Issue(1)

3.316%(A)
0.162%(B)
2.978%(C)


(1) Represents purchases by all
    affiliated funds and discretionary accounts;
    may not exceed 25% of the principal amount of the offering.

A - Includes purchases by other affiliated
    mutual funds and discretionary accounts
"    in the amount of $811,600."

B - Includes purchases by other affiliated
    mutual funds and discretionary accounts
"    in the amount of $93,000."

C - Includes purchases by other affiliated
    mutual funds and discretionary accounts
"    in the amount of $356,300."